EXHIBIT 99.13
PRIVILEGED AND CONFIDENTIAL
MERRILL LYNCH CAPITAL CORPORATION
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
4 World Financial Center
250 Vesey Street
New York, NY 10080

July 23, 2007

Cloud Merger Corporation
c/o 3535 Piedmont Road
Building 14, 14th Floor
Atlanta, Georgia 30305
Attention: Lewis W. Dickey, Jr.
Project Storm
$880.0 Million First Lien Credit Facilities
$140.0 Million Second Lien Credit Facility
Commitment Letter
Ladies and Gentlemen:
     You have advised Merrill Lynch Capital Corporation (the “Agent”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S” and, in such capacity, the “Arranger” and, together with the Agent, “we” or “us”) that you intend to consummate the Transactions (such term and each other capitalized term used but not defined herein having the meaning assigned to such term in the Transactions Description attached hereto as Exhibit A or in the Term Sheets referred to below). This letter agreement supersedes in its entirety the commitment letter dated as of July 20, 2007 among you and us.
1. Commitments.
     In connection with the foregoing, the Agent is pleased to advise you of its commitment to provide the entire principal amount of the Senior Secured Facilities, upon the terms set forth or referred to in this Commitment Letter (this commitment letter and the Term Sheets and other attachments hereto, the “Commitment Letter”) and in the First Lien Credit Facilities Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “First Lien Term Sheet”) and the Second Lien Credit Facility Summary of Principal Terms and Conditions attached hereto as Exhibit C (the “Second Lien Term Sheet” and, together with the First Lien Term Sheet, the “Term Sheets”), and subject to the conditions set forth in Section 6 hereof and Exhibit D attached hereto.

2. Titles and Roles.
     MLPF&S shall act as a bookrunner and lead arranger for the Senior Secured Facilities. You may appoint additional agents, co-agents, lead arrangers or bookrunners or confer other titles in respect of any Senior Secured Facility in a manner and with economics determined by you in consultation with MLPF&S, except that (a) you may appoint only one other entity to act as lead arranger and bookrunner and one other entity to act as bookrunner (in each case subject to our approval, not to be unreasonably withheld, delayed or conditioned) with respect to the Senior Secured Facilities and (b) MLPF&S’s economics with respect thereto may not be less than those of any other entity. To the extent you appoint additional agents, co-agents, lead arrangers or bookrunners or confer other titles in respect of any Senior Secured Facility, the commitments of MLPF&S in respect of the relevant Senior Secured Facility will be reduced ratably by the amount of the commitments of such appointed entities upon the execution by such financial institution of customary joinder documentation and, thereafter, each such financial institution shall constitute an “Additional Bank”, “Arranger” or “Agent” hereunder as designated by you. Each of the foregoing will perform the duties and exercise the authority customarily performed and exercised by it in such roles. No compensation (other than that expressly contemplated by the fee letter of even date herewith addressed to you providing, among other things for certain fees relating to the Senior Secured Facilities (the “Fee Letter”) and other than in connection with any additional appointments referred to above) will be paid in connection with the Senior Secured Facilities unless you and we shall so agree.
3. Syndication.
     We reserve the right, prior to and/or after the execution of definitive documentation for each of the Senior Secured Facilities, to syndicate all or a portion of our commitments with respect to each of the Senior Secured Facilities to a group of banks, financial institutions and other institutional lenders (together with the Agent and any Additional Banks, the “Lenders”) identified by us in consultation with you and reasonably acceptable to you (subject to the restrictions set forth below) including, without limitation, any relationship lenders designated by you in consultation with the Arranger, and you agree to use commercially reasonable efforts to provide the Agent with a period of at least 20 consecutive calendar days following the launch of the general syndication of the Senior Secured Facilities and immediately prior to the Closing Date to syndicate the Senior Secured Facilities; provided that (a) we agree not to syndicate our commitments to certain banks, financial institutions and other institutional lenders specified in writing by you to the Arranger prior to the launch of syndication or to competitors of the Company (as defined below) specified in writing by you to the Arranger from time to time (together, the “Disqualified Lenders”), (b) notwithstanding our right to syndicate the Senior Secured Facilities, and receive commitments with respect thereto, we may not assign all or any portion of our commitment hereunder prior to the Closing Date, and (c) any and all lenders to which the commitments may be assigned shall take such assignments subject to clause (a) above. Without limiting the foregoing proviso and notwithstanding any other provision herein, we shall not, except with your written consent, be relieved and novated from our obligations hereunder in connection with any syndication until after the Closing Date and, unless you agree in writing, we shall retain exclusive control over all rights and obligations with respect to our commitments hereunder, including all rights with respect to consents, modification and amendments, until the Closing Date has occurred and the extensions of credit to be made on such date as contemplated hereby have been made. We intend to commence syndication efforts promptly upon the execution of this Commitment Letter, and you agree to use commercially reasonable efforts to assist us in completing a reasonably satisfactory syndication. Such assistance shall include your using commercially reasonable efforts to (a) ensure that any syndication efforts benefit materially from your, the Sponsor’s and the Company’s existing lending and investment banking relationships, (b) provide direct contact between senior management, representatives and advisors of you (and cause direct contact between senior management, representatives and advisors of the Company) on the one hand and the proposed Lenders on the other hand, at times reasonably agreed upon, (c) assist you (and cause the assistance by the Sponsor and the Company) in the preparation of a Confidential Information Memorandum for the Senior Secured Facilities and other customary marketing materials (collectively, the “Information Materials”) to be used in connection with the syndication, (d) obtain, prior to the launch of the syndication, ratings for the Senior Secured Facilities from each of Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”), and (e) host, with the Arranger, one or more meetings of prospective Lenders at times and places reasonably agreed upon. To assist the Arranger in its syndication efforts, you agree to use commercially reasonable efforts to promptly prepare and provide to the Arranger all information reasonably available with respect to you, the Company, and each of your and its respective subsidiaries, the Transactions and the other transactions contemplated hereby as the Arranger may reasonably request in connection with the syndication of the Senior Secured Facilities, including all financial information and Projections. You agree, at the reasonable request of the Arranger, to use commercially reasonable efforts to assist in the preparation of a version of the Confidential Information Memorandum and other customary marketing materials and presentations to be used in connection with the syndication of the Senior Secured Facilities, consisting exclusively of information and documentation that is either (i) publicly available or (ii) not material with respect to the Borrower, the Company, or their respective subsidiaries or any of their respective securities for purposes of foreign, United States Federal and state securities laws (all such information and documentation being “Public Lender Information”). Any information and documentation that is not Public Lender Information is referred to herein as “Private Lender Information”. You and we agree that all documents that are not attached to the public filings of the Company shall be deemed to be “private” unless marked as “public” by you or the Company. Without limiting your obligations to assist with syndication efforts as set forth above, the completion of such syndications is not a condition to the commitments hereunder.
     The Arrangers will, in consultation with you, manage all aspects of the syndication, including decisions as to the selection of institutions to be approached (other than Disqualified Lenders), when they will be approached, when their commitments will be accepted, which institutions will participate, the allocation of the commitments among the Lenders, any naming rights and the amount and distribution of fees among the Lenders (in each case subject to the provisions set forth in this Commitment Letter and, in any event, it being understood that potential syndicate members to be approached and the allocation of naming rights and titles shall be reasonably acceptable to you).

4. Information.
     You hereby represent that (a) to the best of your knowledge, all written information other than the Projections and information of a general economic nature or general industry nature (the “Information”) that has been or will be made available to the Arranger by you or any of your representatives, when taken as a whole, is or will be, when furnished, correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements thereto) and (b) any projections, forecasts, pro forma data, budgets, estimates or other forward-looking statements (collectively, the “Projections”) that have been or will be made available to the Arranger by you or the Sponsor or any of your or its respective representatives have been or will be prepared in good faith based upon assumptions that you believe to be reasonable at the time made and at the time such Projections are made available to the Arranger; it being recognized by the Lenders that such Projections are not to be viewed as facts and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results, and that no assurance can be given that the projected results will be realized. You agree that if at any time prior to the Closing Date any of the representations in the preceding sentence would, to the best of your knowledge, be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will use commercially reasonable efforts to supplement the Information and the Projections to the extent of Information available to you so that such representations will be correct in all material respects under those circumstances. In arranging and syndicating the Senior Secured Facilities, we will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof.
5. Fees.
     As consideration for the Agent’s commitment hereunder, and our agreement to perform the services described herein, you agree to pay to the Agent the fees set forth in this Commitment Letter and in the Fee Letter.
6. Conditions Precedent.
     The Agent’s commitment hereunder, and our agreement to perform the services described herein, is subject to the satisfaction of the conditions set forth in the Term Sheets under the heading “Conditions Precedent to the Initial Borrowing” and in Exhibit D hereto. There shall be no conditions to closing and funding not expressly set forth therein.
     Notwithstanding anything in this Commitment Letter, the Fee Letter, the Facilities Documentation (as defined in Exhibit C) or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations the making of which shall be a condition to availability of the Senior Secured Facilities on the Closing Date shall be (A) such of the representations made by the Company in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that you have the right to terminate your obligations under such Merger Agreement as a result of a breach of such representations

(determined without regard to whether any notice is required to be delivered by you), and (B) the Specified Representations (as defined below) and (ii) the terms of the Facilities Documentation shall be in a form such that they do not impair availability of the Senior Secured Facilities on the Closing Date if the conditions set forth in Exhibit D are satisfied (it being understood that, to the extent any guarantee or Collateral (as defined in the Term Sheet) and other assets pursuant to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code) is not provided on the Closing Date after your use of commercially reasonable efforts to do so, the delivery of such guarantee or Collateral shall not constitute a condition precedent to the availability of the Senior Secured Facilities on the Closing Date but shall be required to be delivered after the Closing Date pursuant to reasonable arrangements and timing to be mutually agreed)). For purposes hereof, “Specified Representations” means the representations and warranties set forth in the Term Sheet relating to corporate power and authority, the authorization, execution, delivery and enforceability of the Facilities Documentation, Federal Reserve margin regulations and the Investment Company Act.
7. Clear Market.
     From the date of this Commitment Letter until the earlier of our completion of a Successful Syndication (as defined in the Fee Letter) of the Senior Secured Facilities and the Closing Date, you will ensure that no debt financing (other than the financings contemplated hereby and other than debt permitted to be issued under the Merger Agreement and other debt disclosed to us) for Holdings or any of its subsidiaries is syndicated or placed without the prior written consent of the Arranger if such financing, syndication or placement would have, in the reasonable judgment of the Arranger, a materially detrimental effect upon such syndication.
8. Indemnification; Expenses.
     You agree to indemnify and hold harmless each of us and our respective affiliates (excluding Merrill Lynch Global Partners, Inc.), and our and their respective officers, directors, employees, agents, representatives, advisors, controlling persons and members and successors and assigns of each of the foregoing (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter (including the Term Sheet), the Fee Letter, the Transactions, the Senior Secured Facilities or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any such Indemnified Person is a party thereto (and regardless of whether such matter is initiated by a third party or by you, or any of your or their respective subsidiaries or affiliates), and to reimburse each such Indemnified Person within 30 days after receipt of a reasonably detailed written invoice for any reasonable out-of-pocket legal or other expenses of one firm of counsel for all Indemnified Persons and, if necessary, one firm of local counsel in each appropriate jurisdiction, in each case for all Indemnified Persons (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict informs you of such conflict and thereafter, after receipt of your consent, which shall not be unreasonably withheld or delayed, retain its own counsel of another firm of counsel for such affected Indemnified Person) (except the allocated costs of in-house counsel) paid or incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to (A) losses, claims, damages, liabilities or related expenses (i) to the extent they have resulted from the willful misconduct, bad faith or gross negligence (as determined by a court of competent jurisdiction in a final and non-appealable decision or a settlement tantamount thereto) of such Indemnified Person or any Related Person thereof (ii) arising from a material breach of the obligations of such Indemnified Person or any Related Person thereof under this Commitment Letter, the Fee Letter or the Facilities Documentation, or (iii) arising out of any claim, litigation, investigation or proceeding that is brought solely by an Indemnified Person or Related Person thereof against any other Indemnified Person or Related Person of any other Indemnified Person or (B) any settlement entered into by such Indemnified Person without your written consent (such consent not to be unreasonably withheld or delayed); provided, however, that the foregoing indemnity will apply to any such settlement in the event that you were offered the ability to assume the defense of the action that was the subject matter of such settlement and elected not to assume such defense. For purposes hereof, a “Related Person” of an Indemnified Person means (i) if the Indemnified Person is any of the Arranger or any of its affiliates, or any of their respective officers, directors, employees and agents, any of the Arranger and its affiliates and their respective officers, directors, employees and agents, or (ii) if the Indemnified Person is any Lender or any of its affiliates, or any of their respective officers, directors, employees and agents, such Lender and its affiliates and their respective officers, directors, employees and agents. “Related Person” shall in any event exclude Sponsor and its officers, directors, employees and agents.
     If the Closing Date occurs, you agree to reimburse us from time to time, upon presentation of a reasonably detailed summary statement, for all reasonable out-of-pocket expenses (including but not limited to expenses of our due diligence investigation, fees and expenses of consultants hired with your consent (such consent not to be unreasonably withheld or delayed), syndication expenses, travel expenses and fees, disbursements and other charges of Cahill Gordon & Reindel LLP and of a single local counsel to us in each relevant jurisdiction (except the allocated costs of in-house counsel)) in each case incurred in connection with the Senior Secured Facilities and the preparation, negotiation and enforcement of this Commitment Letter, the Fee Letter, the definitive documentation for the Senior Secured Facilities and any ancillary documents or security arrangements in connection therewith. Notwithstanding any other provision of this Commitment Letter, no Indemnified Person shall be liable for any indirect, special, punitive or consequential damages in connection with its activities related to the Senior Secured Facilities. The foregoing provisions shall be superseded in each case by the applicable provisions contained in the definitive financing documentation upon execution thereof and the payment of all amounts owing hereunder and under the Fee Letter and thereafter shall have no further force and effect.
9. Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities.
     You acknowledge that the Arranger, the Agent, and their respective affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein or otherwise. We will not furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or our other relationships with you to other companies. You also acknowledge that we do not have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by us from other companies.
     You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and us is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether we or our affiliates have advised or are advising you on other matters, (b) we, on the one hand, and you, on the other hand, have an arm’s-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on our part, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that we and our affiliates are engaged in a broad range of transactions that may involve interests that differ from your interests and that we and our affiliates have no obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship, and (e) you waive, to the fullest extent permitted by law, any claims you may have against us or our affiliates for breach of fiduciary duty or alleged breach of fiduciary duty in respect of any of the Transactions contemplated by this Commitment Letter and agree that we and our affiliates shall have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting such a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors.
     You further acknowledge that the Arranger is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, the Arranger or its affiliates may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you, the Borrower, the Company and its subsidiaries and other companies with which you, the Borrower, the Sponsor or the Company or its subsidiaries may have commercial or other relationships. With respect to any securities and/or financial instruments so held by the Arranger, any of its affiliates or any of their respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.
10. Assignments; Amendments; Governing Law, Etc.
     This Commitment Letter shall not be assignable by any party hereto without the prior written consent of each other party hereto (and any attempted assignment without such consent shall be null and void) (provided that you may assign your rights and delegate your obligations hereunder to one or more of your affiliates controlled, directly or indirectly, by the Sponsor and Mr. Dickey that consummates the Acquisition and to the Company or one of its subsidiaries as a result of the Acquisition, and upon such assignment and delegation, your obligations hereunder shall terminate and the assignee shall be bound hereunder), is intended to be solely for the benefit of the parties hereto (and Indemnified Persons), and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons). Any and all obligations of, and services to be provided by, the Agent and the Arranger hereunder (including, without limitation, the commitment of the Agent) may be performed and any and all rights of the Agent and the Arranger hereunder may be exercised by or through any of their respective affiliates or branches; provided that we shall remain liable for the performance of all obligations and services hereunder and that any such affiliate or branch shall be bound by the terms hereof. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by the Agent, the Arranger and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof. Section headings used herein are for convenience of reference only, are not part of this Commitment Letter and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter. You acknowledge that information and documents relating to the Senior Secured Facilities may be transmitted through Syndtrak, Intralinks, the internet, email or similar electronic transmission systems, and that the Agent and the Arranger shall not be liable for any damages arising from the unauthorized use by others of information or documents transmitted in such manner except to the extent they have resulted from the willful misconduct, bad faith, or gross negligence of the Agent or the Arranger (as determined by a court of competent jurisdiction in a final, non-appealable decision or settlement tantamount thereto). The Agent and the Arranger may, in consultation with you, place customary advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of customary information on the Internet or worldwide web as they may choose, and circulate similar promotional materials, after the closing of the Transactions in the form of a “tombstone” or otherwise describing the names of the Borrower and its affiliates (or any of them), and the amount, type and closing date of such Transactions, all at the expense of the Agent. This Commitment Letter and the Fee Letter supersede all prior understandings, whether written or oral, between us with respect to the Senior Secured Facilities. THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
11. Jurisdiction.
     Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the non-exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, and agrees that all claims in respect of any such action or proceeding may be heard and determined only in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby in any New York State court or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court, and (d)

agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or any other manner provided by law. Service of any process, summons, notice or document by registered mail addressed to you at the address above shall be effective service of process against you for any suit, action or proceeding brought in any such court.
12. Waiver of Jury Trial.
     EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER, THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.
13. Confidentiality.
     This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, by you to any other person except (a) to the Sponsor and your and the Sponsor’s and your affiliates’ officers, directors, employees, members, partners, stockholders, attorneys, accountants, advisors and actual or potential co-investors who are directly involved in the consideration of this matter, (b) as required by applicable law or compulsory legal process or in connection with any pending legal proceeding (in which case each party agrees, to the extent permitted by applicable law, to inform the other promptly thereof) or regulatory review and (c) you may make public disclosures of the terms and conditions hereof to the extent such terms and conditions have become publicly available as a result of disclosures thereof by persons other than you; provided that you may disclose this Commitment Letter and the contents hereof (but you may not disclose the Fee Letter or the contents thereof) (i) to the Company, its affiliates and their respective officers, directors, employees, attorneys, accountants and advisors, in each case who are directly involved in the consideration of this matter (provided that you also may disclose the “market flex” provisions of the Fee Letter (subject to redactions reasonably satisfactory to the Agent) to such persons), (ii) to any rating agencies, (iii) to assignees or participants or potential assignees or participants of our obligations under this Commitment Letter or the Facilities Documentation, and (iv) to any Lender or prospective Lender in connection with the Transactions. The foregoing restrictions shall cease to apply (except in respect of the Fee Letter and the contents thereof) after the Facilities Documentation shall have been executed and delivered by the parties thereto.
     The Arranger, the Agent and their respective affiliates will use all confidential information provided to them or such affiliates by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter and shall treat confidentially all such information; provided that nothing herein shall prevent the Arranger and the Agent from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case the Arranger and the Agent, to the extent permitted by law, agree to inform you promptly thereof), (b) upon the request or demand of any regulatory authority having jurisdiction over the Arranger, the Agent or any of their respective affiliates (in which case the Agent and the Arranger, to the extent permitted by applicable law, agree to inform you promptly thereof), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by the Arranger, the Agent or any of their affiliates, (d) to the extent that such information is received by the Arranger and the Agent from a third party that is not to their knowledge subject to confidentiality obligations to the Borrower, (e) to the extent that such information is independently developed by the Arranger and the Agent, (f) to the Arranger’s and the Agent’s respective affiliates and their respective employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transactions and are informed of the confidential nature of such information, (g) to potential Lenders, participants or assignees who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph), (h) to the extent permitted by Section 10 hereof, in respect of the customary advertisements and promotional materials contemplated thereby or (i) for purposes of establishing a “due diligence” defense. The Arranger’s and the Agent’s obligations under this paragraph shall automatically terminate and be superseded by the confidentiality provisions in the definitive documentation relating to the Senior Secured Facilities upon the initial funding thereunder.
14. Surviving Provisions.
     The compensation, reimbursement, indemnification, confidentiality, jurisdiction, governing law and waiver of jury trial provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments of the Agent hereunder and our agreements to perform the services described herein; provided that your obligations under this Commitment Letter and the Fee Letter, other than those provisions relating to confidentiality with respect to this Commitment Letter and the Fee Letter, shall automatically terminate and be superseded by the definitive documentation relating to the Senior Secured Facilities upon the initial funding thereunder and the payment of all amounts owing hereunder and under the Fee Letter, and you shall automatically be released from all liability in connection herewith at such time.
15. PATRIOT Act Notification.
     The Agent hereby notifies you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), the Agent is required to obtain, verify and record information that identifies the Borrower and any other borrowers under the Senior Secured Facilities, which information includes the name, address, tax identification number and other information regarding the Borrower and such other borrowers that will allow the Agent to identify the Borrower and such other borrowers in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to the Agent and each Lender.
16. Acceptance and Termination.
     If the foregoing correctly sets forth our agreement with you, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 5:00 p.m., New York City time, on

August 6, 2007. The commitments of the Agent hereunder, and the Agent’s agreements to perform the services described herein, will expire automatically and without further action or notice and without further obligation to you at such time in the event that we have not received such executed counterparts in accordance with the immediately preceding sentence. In the event that the Closing Date does not occur on or before 5:00 p.m., New York City time, on February 9, 2009, then, subject to the provisions of Section 14 hereof, this Commitment Letter and the commitments of the Agent hereunder, and the Agent’s and the Arranger’s agreements to perform the services described herein, shall automatically terminate without further action or notice and without further obligation to you unless the Agent and the Arranger shall, in their discretion, agree to an extension.
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     We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours, MERRILL LYNCH CAPITAL CORPORATION
By:	/s/ David Turlin
	Name:	David Turlin
	Title:	Vice President

MERRILL LYNCH PIERCE, FENNER & SMITH INCORPORATED
By:	/s/ David Turlin
	Name:	David Turlin
	Title:	Vice President

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Accepted and agreed to as of
the date first above written:

CLOUD MERGER CORPORATION

By:	/s/ Lewis W. Dickey, Jr.
Name: Lewis W. Dickey, Jr.
Title: Chairman, President and
Chief Executive Officer

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EXHIBIT A
Project Storm
$880.0 Million First Lien Credit Facilities
$140.0 Million Second Lien Credit Facility
Transactions Description
     Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the other Exhibits to the commitment letter to which this Exhibit A is attached.
     Cloud Acquisition Corporation, a newly formed domestic entity (“Holdings”) and Cloud Merger Corporation (“Newco” or “you” and, after giving effect to the Acquisition, the “Borrower”), a newly formed domestic corporation and a wholly owned subsidiary of Holdings, have entered into an agreement and plan of merger dated the date hereof (together with the schedules and exhibits thereto, the “Merger Agreement”) with a company previously identified to you as “Storm” (the “Company”), pursuant to which Newco will be merged with and into the Company (the “Acquisition”) with the Company as the surviving corporation. All of the outstanding equity interests of Holdings will be owned, directly or indirectly, by Merrill Lynch Global Partners, Inc. or its affiliates or investment funds or partnerships managed by such entities (collectively, the “Sponsor”), certain investors designated by the Sponsor (collectively, the “Designated Investors”), Lewis W. Dickey, Jr., certain other members of Mr. Dickey’s family, one or more affiliates or investment funds or partnerships managed by Mr. Dickey and certain other investors designated by Mr. Dickey (collectively, the “Dickey Group”) and certain members of management of the Company, if any (collectively, the “Management Investors” and, collectively with the Sponsor, the Designated Investors and the Dickey Group, the “Investors”).
     In connection with the foregoing, it is intended that:
     (a) Pursuant to the Merger Agreement, on the Closing Date (as defined below), the Investors will make an investment in Holdings and the Management Investors and the Dickey Group will roll over equity, which equity investment and rollover equity shall in the aggregate constitute not less than 20% of the pro forma capitalization of Holdings (together, the “Equity Contribution”).
     (b) In connection with the Acquisition, the Borrower will on the Closing Date obtain a first lien senior secured term loan facility in an aggregate principal amount of up to $780.0 million (the “First Lien Term Facility”), a first lien senior secured revolving credit facility in an aggregate principal amount of up to $100.0 million (the “Revolving Facility”) and a second lien senior secured term loan facility in an aggregate principal amount of up to $140.0 million (the “Second Lien Credit Facility” and, together with the First Lien Term Facility and the Revolving Facility, the “Senior Secured Facilities”).
     (c) Certain existing debt of the Company and its subsidiaries shall be repaid, including without limitation all amounts outstanding under the Company’s existing credit agreement dated as of June 7, 2006 (as amended prior to the date hereof, the “Existing

A-1

Credit Agreement”), and all commitments and other obligations under the Existing Credit Agreement shall be terminated. Holdings and its subsidiaries shall not have any material debt outstanding on the Closing Date after giving effect to the Transactions except for the debt described in clause (b) above and such other existing debt of the Company as may be agreed by the Company and the Arranger.
     (d) Fees and expenses incurred in connection with the foregoing (collectively, the “Transaction Costs”) will be paid.
     The date on which the Acquisition is consummated and the initial borrowings are made under the Senior Secured Facilities is referred to herein as the “Closing Date”. The transactions described above are collectively referred to herein as the “Transactions”.

A-2

EXHIBIT B
Project Storm
$880.0 Million First Lien Credit Facilities
Summary of Principal Terms and Conditions
     Capitalized terms used in this Exhibit B but not defined herein shall have the meanings set forth in the commitment letter and the other Exhibits attached to the commitment letter to which this Exhibit B is attached (the “Commitment Letter”). The material terms of the First Lien Credit Facilities are set forth or described in this Exhibit B.

Borrower:	Cloud Merger Corporation, a newly formed domestic corporation (“Borrower”), all the outstanding equity interests of which will be owned by Holdings.

Holdings:	The direct parent of Borrower.

Agent:	Merrill Lynch Capital Corporation or another institution appointed by the Sponsor and Mr. Dickey will act as sole administrative agent and collateral agent (in such capacities, the “Administrative Agent”) and Merrill Lynch Capital Corporation will act as syndication agent (the “Syndication Agent”) for a syndicate of banks, financial institutions and other institutional lenders (other than the Disqualified Lenders) reasonably acceptable to the Borrower (together with Merrill Lynch Capital Corporation, the “Lenders”), and will perform the duties customarily associated with such roles.

Lead Arranger:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Arranger”) will act as a lead arranger for the First Lien Credit Facilities (as defined below), and will perform the duties customarily associated with such role.

Book-Running Manager:	Merrill Lynch, Pierce, Fenner & Smith Incorporated will act as a book-running manager for the First Lien Credit Facilities, and will perform the duties customarily associated with such role.

First Lien Credit Facilities:	(A) A first lien senior secured term loan facility in an aggregate principal amount of $780.0 million (the “First Lien Term Facility”).

(B) A first lien senior secured revolving credit facility in an aggregate principal amount of $100.0 million (the “Revolving Facility” and, together with the

First Lien Term Facility, the “First Lien Credit Facilities”), of which up to an aggregate amount to be agreed upon will be available through a subfacility in the form of letters of credit (“Letters of Credit”) on terms and conditions consistent with Sponsor Precedent and, in any event, no less favorable than those set forth in the Existing Credit Agreement.

In connection with the Revolving Facility, Merrill Lynch Capital Corporation (in such capacity, the “Swingline Lender”) will make available to the Borrower a swingline facility under which the Borrower may make short-term borrowings of up to an aggregate amount to be agreed upon on terms and conditions consistent with Sponsor Precedent and, in any event, no less favorable than those set forth in the Existing Credit Agreement. Except for purposes of calculating the Commitment Fee described in Annex B-I hereto, any such swingline borrowings will reduce availability under the Revolving Facility on a dollar-for-dollar basis. Each Lender under the Revolving Facility shall, promptly upon request by the Swingline Lender, fund to the Swingline Lender its pro rata share of any swingline borrowings.

Incremental Facilities:	The First Lien Credit Facilities will permit the Borrower to add one or more incremental term loan facilities under the definitive credit agreement for the First Lien Credit Facilities (each, an “Incremental Term Facility”) and/or increase commitments under the Revolving Facility and/or add one or more incremental revolving facilities (each, an “Incremental Revolving Facility”; the Incremental Term Facilities and the Incremental Revolving Facilities are collectively referred to as “Incremental Facilities”) in an aggregate principal amount of up to $200.0 million (less the amount incurred under the equivalent basket under the Second Lien Credit Facility) plus the amount available at the time of incurrence under the First Lien Senior Incurrence Test (as defined below) on terms and conditions consistent with Sponsor Precedent and, in any event, no less favorable than those set forth in the Existing Credit Agreement. In any event, there shall be no “most favored nation” provision in the First Lien Credit Facilities with respect to the pricing of the Incremental Facilities and the Incremental Facilities shall not be limited to existing Lenders under the First Lien Credit Facilities.

The term “First Lien Senior Incurrence Test” refers to the incurrence of Incremental Facilities under the First Lien Credit Facilities so long as, on a pro forma basis for such incurrence, the Borrower’s First Lien Senior Secured Leverage Ratio (to be defined in a manner consistent with Sponsor Precedent) does not exceed a ratio to be agreed.

Purpose:
(A) The proceeds of the First Lien Term Facility will be used by the Borrower on the Closing Date, together with the proceeds of the Equity Contribution and the Second Lien Credit Facility, to pay (a) the purchase price of the Acquisition, (b) repay certain existing indebtedness of the Company, including all amounts outstanding under the Existing Credit Agreement, and (c) the Transaction Costs.

(B) The proceeds of loans under the Revolving Facility will be used by the Borrower from time to time solely for general corporate purposes (including without limitation, for permitted acquisitions), subject to the “Availability” limitations set forth below.

Availability:
(A) The full amount of the First Lien Term Facility must be drawn in a single drawing on the Closing Date. Amounts borrowed under the First Lien Term Facility that are repaid or prepaid may not be reborrowed.

(B) Up to an amount to be agreed upon in loans under the Revolving Facility may be made available on the Closing Date to finance the Transactions. Additionally, Letters of Credit may be issued on the Closing Date in order to backstop or replace letters of credit outstanding on the Closing Date under facilities no longer available to the Borrower as of the Closing Date on commercially reasonable terms and for general corporate purposes. Otherwise, loans under the Revolving Facility will be available and Letters of Credit may be issued at any time after the Closing Date and prior to the final maturity of the Revolving Facility, in minimum principal amounts to be agreed upon. Amounts repaid under the Revolving Facility may be reborrowed.

Interest Rates and Fees:	As set forth on Annex B-I hereto.

Default Rate:	Interest will accrue on any overdue principal at a rate of 2.0% per annum in excess of the rate (including with respect to the applicable interest rate margin) otherwise applicable to such loan and, with respect to any other overdue amount, at a rate of 2.0% per annum in excess of the ABR, and will be payable on demand.

Letters of Credit:	Letters of Credit will be issued by a Lender or Lenders acceptable to the Borrower and the Administrative Agent (the “Issuing Bank”) on terms and conditions consistent with Sponsor Precedent and, in any event, no less favorable than those set forth in the Existing Credit Agreement.

The issuance of all Letters of Credit shall be subject to the customary procedures of the Issuing Bank or as otherwise may be agreed by the Borrower and the Issuing Bank.

Final Maturity and Amortization:	(A) First Lien Term Facility

The First Lien Term Facility will mature on the date that is seven years after the Closing Date, and will amortize during the first six years and nine months after the Closing Date in equal quarterly installments in an aggregate annual amount equal to 1% of the principal amount of the First Lien Term Facility, with the balance payable at maturity.

(B) Revolving Facility

The Revolving Facility will mature and the commitments thereunder will terminate on the date that is six years after the Closing Date.

Guarantees:	All obligations of the Borrower as borrower under the First Lien Credit Facilities and under any interest rate protection or other hedging arrangements entered into with a Lender, the Arranger or the Agent at the time of such transaction, or any affiliate of any of the foregoing (“Hedging Arrangements”), will be unconditionally guaranteed (the “Guarantees”) by Holdings and each existing and subsequently acquired or organized direct or indirect wholly owned restricted domestic subsidiary of the Borrower (the “Subsidiary Guarantors” and, together with Holdings, the “Guarantors”), subject to exceptions (including with respect to immaterial subsidiaries and domestic subsidiaries of Foreign Subsidiaries) consistent with Sponsor Precedent and, in any event, no less favorable than those set forth in the Existing Credit Agreement.

Notwithstanding the foregoing, certain subsidiaries may be excluded from the guarantee requirement if the Administrative Agent and the Borrower reasonably determine that the cost of providing such guarantee outweighs to the value afforded thereby.

A Guarantee by a Subsidiary Guarantor shall be released upon the sale of such subsidiary, subject to such sale being permitted and the use of the proceeds therefrom as set forth in the First Lien Credit Facilities, and upon certain other events, including the applicable entity being designated an unrestricted subsidiary and such entity no longer constituting a subsidiary.

Security:	The obligations of the Borrower as borrower under the First Lien Credit Facilities, the obligations of the Guarantors under the Guarantees and any obligations of the Borrower under any Hedging Arrangements will be secured by a perfected first priority security interest in substantially all assets of the Borrower and each Guarantor, whether owned on the Closing Date or thereafter acquired (collectively, the “Collateral”), including but not limited to: (a) a perfected pledge of all the non-voting equity interests held by the Borrower or any Subsidiary Guarantor (which pledge, in the case of Foreign Subsidiaries, shall be limited to 65% of the non-voting equity interests of material first-tier Foreign Subsidiaries) and (b) perfected security interests in substantially all material owned tangible and intangible assets of the Borrower and each Subsidiary Guarantor.

Notwithstanding anything to the contrary herein, the Collateral (or, if applicable, the Collateral documentation) shall exclude the following: (i) any voting stock of the Borrower or any of its subsidiaries, (ii) vehicles and other assets subject to certificates of title, letter-of-credit rights and commercial tort claims, (iii) interests in real property (including any requirement to obtain landlord waivers, consents or estoppels), (iv) those assets as to which the Administrative Agent and the Borrower shall reasonably determine that the costs of obtaining such a security interest outweigh the value of the security to be afforded thereby, (v) assets if the granting or perfecting of such security interest would violate any applicable law, agreement (including permitted liens, leases and licenses) or the organizational documents of any non-wholly owned subsidiary or joint venture, (vi) cash, deposit accounts and securities accounts, (vii) equity interests and assets of Partners and unrestricted and immaterial subsidiaries, (viii) FCC licenses (provided that the Borrower shall cause all FCC licenses to be contributed to special purpose subsidiaries, the stock of which shall be pledged as security) and (ix) assets to the extent a security interest in such assets could result in material adverse tax consequences as reasonably determined by the Borrower. There shall be no lockbox arrangements nor any control agreements relating to the Borrower’s and its subsidiaries’ deposit or securities accounts.

All the above-described pledges, security interests and mortgages shall be created on terms and pursuant to documentation consistent with Sponsor Precedent and, in any event, no less favorable than the related terms and documentation for the Existing Credit Agreement. None of the Collateral shall be subject to any other liens, subject to customary and other exceptions consistent with Sponsor Precedent, liens permitted under the Merger Agreement and the disclosure schedules thereto that are to remain on the Closing Date or as otherwise agreed upon, including under the Second Lien Credit Facility.

Holdings shall be obligated to reorganize the capital structure of each of its existing and future domestic and first-tier Foreign Subsidiaries (other than any unrestricted subsidiary and any immaterial subsidiary and any other subsidiary the stock of which is excluded from the Collateral by operation of the previous paragraph) so that an amount to be reasonably agreed (but a substantial majority) of the economic value of the capital stock of each such domestic subsidiary is in non-voting stock of such domestic subsidiary and to the extent practicable under the laws where such Foreign Subsidiary is organized, an amount to be reasonably agreed (but a substantial majority) of the economic value of the capital stock of each such first-tier Foreign Subsidiary is in non-voting stock of such first-tier Foreign Subsidiary, in each case, on terms reasonably satisfactory to the Administrative Agent and the Borrower.

In addition, the charter documents of the Borrower and each of its subsidiaries will require the consent of the holders of a majority of the non-voting stock of the Borrower or such subsidiary, as applicable, under certain circumstances, to the extent the consent of the non-voting stockholders under such circumstances is required by applicable law.

“Foreign Subsidiary” shall mean (i) any subsidiary of the Borrower that is organized and existing under the laws of any jurisdiction outside of the United States of America and (ii) any subsidiary of the Borrower that has no material assets other than securities of one or more subsidiaries described in clause (i) above and indebtedness issued by such subsidiaries, and other assets relating to an ownership interest in any such securities, indebtedness or subsidiaries.

For the avoidance of doubt, Cumulus Media Partners, LLC (“Partners”) shall not be considered a subsidiary for purposes of the Commitment Letter and Facilities Documentation.

The liens securing the First Lien Credit Facilities will be senior in priority to the liens securing the Second Lien Credit Facility and any permitted refinancings thereof. The priority of the security interests and related creditor rights between the First Lien Credit Facilities and the Second Lien Credit Facility will be set forth in a customary intercreditor agreement (the “Intercreditor Agreement”) on terms and conditions to be agreed.

Mandatory Prepayments:	Loans under the First Lien Term Facility shall be prepaid with (a) beginning with the fiscal year ending December 31, 2008, 50% of annual Excess Cash Flow (to be defined in a manner consistent with Sponsor Precedent and in any event no less favorable than the definition thereof in the Existing Credit Agreement) of the Borrower and its restricted subsidiaries, with step-downs to 25% if the Total Leverage Ratio is less than 7.25:1.00, and 0% if the Total Leverage Ratio is less than 6.25:1.00; provided (i) that any voluntary prepayments and amortization payments of Loans (including Loans under the Revolving Facility to the extent commitments thereunder are permanently reduced by the amount of such prepayments) other than prepayments funded with the proceeds of incurrences of indebtedness shall be credited against excess cash flow prepayment obligations on a dollar-for-dollar basis and (ii) in the event that consolidated net income for any period includes an amount of asset sale proceeds that have been applied to prepay the First Lien Credit Facilities or the Second Lien

Credit Facility, the amount of excess cash flow for such period will be reduced by the amount of such asset sale proceeds so applied, (b) 100% of the net cash proceeds of specified non-ordinary course asset sales or other dispositions of property by the Borrower and its restricted subsidiaries (including proceeds from the sale or issuance of stock of any restricted subsidiary of the Borrower, and insurance and condemnation proceeds) in excess of an amount to be agreed and subject to the right of the Borrower to reinvest if such proceeds are reinvested in property used or useful in the business of the Borrower and its subsidiaries (or committed to be reinvested) within 18 months (and if committed to be so reinvested, actually reinvested within 6 months), and other exceptions to be agreed upon consistent with Sponsor Precedent and in any event no less favorable than those in the Existing Credit Agreement; provided (i) that the foregoing percentage shall be reduced to 50% if the Total Leverage Ratio is less than 7.25:1.00, and shall be reduced to 0% if the Total Leverage Ratio is less than 6.25:1.00 and (ii) the Borrower’s right to reinvest shall not apply to the disposition of stations required by the FCC to be disposed of in connection with the Transactions, and (c) 100% of the net cash proceeds from specified debt issuances (other than debt permitted under the definitive credit documentation).

Notwithstanding the foregoing, each Lender under the First Lien Term Facility shall have the right to reject its pro rata share of any mandatory prepayments described above, in which case the amounts so rejected shall be applied to prepay loans outstanding under the Second Lien Credit Facility in accordance with the terms thereof to the extent required thereby; and thereafter, be retained by the Borrower.

The above-described mandatory prepayments shall be applied to the First Lien Term Facility in the manner directed by the Borrower.

Voluntary Prepayments and Reductions in Commitments:	Voluntary reductions of the unutilized portion of the commitments under the First Lien Credit Facilities and prepayments of borrowings thereunder will be permitted at any time, in a manner directed by the Borrower.

Representations and Warranties:	Consistent with Sponsor Precedent and, in any event, no less favorable than the Existing Credit Agreement.

Conditions Precedent to Initial Borrowing:	The initial borrowing under the First Lien Credit Facilities will be subject to the accuracy of the Specified Representations in all material respects and the conditions set forth in Exhibit D to the Commitment Letter.

Conditions Precedent to All Borrowings (other than the Initial Borrowing):	Delivery of notice, accuracy of representations and warranties in all material respects and absence of defaults or events of default.

Facilities Documentation:	The definitive financing documentation for the First Lien Credit Facilities (the “Facilities Documentation”) shall contain the terms and conditions set forth in the Commitment Letter and such other terms as the Borrower and the Arranger shall agree, provided that there shall not be any conditions to the Closing Date other than as set forth in Exhibit D to the Commitment Letter, subject to the second paragraph under Section 6 in the Commitment Letter and under the caption “Conditions Precedent to Initial Borrowing” above. The representations and warranties, covenants and events of default contained in the Facilities Documentation shall, in each case, be applicable to the Borrower and its restricted subsidiaries and contain exceptions for materiality or otherwise and “baskets” consistent with those contained in documentation for recent transactions for companies owned by Sponsor (the provisions of such facilities being referred to collectively as “Sponsor Precedent”).

Affirmative Covenants:	Consistent with Sponsor Precedent and, in any event, no less favorable than those set forth in the Existing Credit Agreement.

Negative Covenants:	Usual and customary for financings of this kind consistent with Sponsor Precedent (to be applicable to the Borrower and its restricted subsidiaries), subject to customary and other exceptions and qualifications to be agreed upon and limited to the following (in each case having terms consistent with Sponsor Precedent and, in any event, no less favorable than those set forth in the Existing Credit Agreement):

1. Limitation on indebtedness and preferred stock (other than the incurrence of unsecured indebtedness so long as (A) no event of default exists, (B) on a pro forma basis for such incurrence, the Borrower is in compliance with the Financial Covenants, (C) any such unsecured indebtedness shall not amortize and (D) the maturity date of any such unsecured indebtedness shall be no earlier than six months after the maturity date of the Senior Secured Facilities.)

2. Limitation on liens.

3. Limitation on fundamental changes.

4.    Limitation on investments, loans, advances, guarantees and acquisitions (it being understood that the Borrower and its restricted subsidiaries will be permitted to make acquisitions as long as (A) no event of default exists, (B) the Borrower would be in pro forma compliance with the Financial Covenants after giving effect thereto and (C) (i) the acquired company and its domestic subsidiaries become Guarantors of the Senior Secured Facilities (to the extent otherwise required by the Facilities Documentation) and (ii) acquisitions of entities that do not become Guarantors by the Borrower or any Guarantor will be limited to an amount to be agreed).

5. Limitation on asset sales.

6. Limitation on sale and leaseback transactions.

7. Limitation on hedging agreements.

8. Limitation on restricted payments and certain payments of specified indebtedness.

9. Limitation on transactions with affiliates.

10. Limitation on restrictive agreements.

11. Limitation on FCC licenses and license subsidiaries.

12. Limitation on amendment of material documents.

Exceptions to the foregoing will also include but not be limited to permitted acquisitions, investments, restricted payments, prepayments of junior debt and other items to be agreed, with flexibility to use for such purposes the

Available Amount (as defined below), subject to customary conditions, including, in the case of restricted payments, the absence of an event of default and pro forma satisfaction of a Total Leverage Ratio of 7.25x.

The “Available Amount” means a cumulative amount equal to, without duplication, the sum of (a) $32.5 million plus (b) the retained portion of excess cash flow beginning with the year ending December 31, 2008 (i.e., excess cash flow as defined for purposes of the mandatory prepayment requirements set forth herein and not otherwise applied to prepay the First Lien Credit Facilities), plus (c) Declined Amounts (as defined in the Second Lien Term Sheet), plus (d) the proceeds of public or private equity issuances of the Borrower and cash capital contributions to the Borrower, plus (e) debt and disqualified stock (defined in a manner consistent with Sponsor Precedent) of the Borrower issued after the Closing Date that have been exchanged or converted into qualified equity, together with the fair value of any property received upon such exchange or conversion, plus (f) the net proceeds of sales of investments made using the Available Amount, plus (g) returns, profits, distributions and similar amounts received on investments made using the Available Amount, plus (h) the investments of Holdings and its restricted subsidiaries in any unrestricted subsidiary that has been redesignated as a restricted subsidiary or that has been merged or consolidated into Holdings or any of its restricted subsidiaries or the fair market value of the assets of any unrestricted subsidiary that have been transferred to Holdings or any of its restricted subsidiaries; provided that, subject to exceptions to be agreed, the initial investment in such unrestricted subsidiary was funded using the Available Amount, plus (i) the proceeds of asset sales not otherwise used to prepay the First Lien Credit Facilities and the Second Lien Credit Facilities.

Financial Covenants:	To consist of a minimum consolidated interest coverage ratio and maximum total leverage ratio, in each case defined in a manner consistent with Sponsor Precedent and, in any event, no less favorable than the definition thereof in the Existing Credit Agreement and with levels set at a 30% cushion from the agreed-upon sponsor financial model. The covenants shall be tested as of the end of each fiscal quarter commencing as of the first full fiscal quarter after the Closing Date.

For purposes of determining compliance with the financial covenants, a cash equity contribution by any Investor in Holdings (which shall, in turn, make a cash equity contribution to the Borrower) after the Closing Date and on or prior to the day that is ten days after the day on which financial statements are required to be delivered for a fiscal quarter will, at the request of the Borrower, be included on a dollar-for-dollar basis in the calculation of consolidated EBITDA for the purposes of determining compliance with such financial covenants at the end of such fiscal quarter and applicable subsequent periods (any such equity contribution so included in the calculation of EBITDA, a “Specified Equity Contribution”); provided that (a) in each four fiscal quarter period, there shall be a period of at least one fiscal quarter in which no Specified Equity Contribution is made, (b) the amount of any Specified Equity Contribution with respect to the financial covenant shall be no greater than the amount required to cause the Borrower to be in compliance with the financial covenants and (c) all Specified Equity Contributions shall be disregarded for purposes of determining leverage-based pricing and any basket increases due to equity contributions with respect to the covenants contained in the definitive credit documentation.

Events of Default:	Consistent with Sponsor Precedent and, in any event, no less favorable than the Existing Credit Agreement.

Unrestricted Subsidiaries:	The Facilities Documentation will contain provisions pursuant to which, subject to no default or event of default and limitations on investments, loans, advances, guarantees and debt incurrence, the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and subsequently redesignate any such unrestricted subsidiary as a restricted subsidiary (subject to customary conditions). Unrestricted subsidiaries will not be subject to the representations and warranties, the affirmative or negative covenants or event of default provisions of the Facilities Documentation, and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of determining compliance with any financial ratio test.

Voting:	Consistent with Sponsor Precedent and, in any event, no less favorable than those set forth in the Existing Credit Agreement.

The Borrower will have the right to replace or prepay any Lender who does not consent to any amendment or waiver requiring the consent of such Lender but approved by Lenders holding at least 50% of the aggregate amount of the loans and commitments under the First Lien Credit Facilities.

Cost and Yield Protection:	Consistent with Sponsor Precedent and, in any event, no less favorable than the Existing Credit Agreement.

Assignments and Participations:	The Lenders will be permitted to assign (a) loans under the Term Facility with the consent of the Borrower (not to be unreasonably withheld or delayed), and (b) loans and commitments under the Revolving Facility with the consent of the Borrower (not to be unreasonably withheld or delayed), the Swingline Lender and the Issuing Bank; provided that no consent of the Borrower shall be required (i) if such assignment is made to another Lender or an affiliate or approved fund of a Lender or (ii) after the occurrence and during the continuance of an Event of Default relating to payment default or bankruptcy. All assignments will also require the consent of the Administrative Agent, not to be unreasonably withheld or delayed. Each assignment will be in an amount of an integral multiple of $1,000,000 in respect of the Term Facility and $5,000,000 in respect of the Revolving Facility. Assignments will be by novation and will not be required to be pro rata between the First Lien Credit Facilities.

The Lenders will be permitted to sell participations in loans and commitments without restriction. Voting rights of participants shall be limited to matters in respect of (a) increases in commitments of such participant, (b) reductions of principal, interest or fees payable to such participant, (c) extensions of final maturity or scheduled amortization of, or payment of interest or fees owing in respect of, the loans or commitments in which such participant participates, (d) releases of all or substantially all of the value of the Guarantees or all or substantially all of the Collateral and (e) modifications of the pro rata sharing provisions of the Facilities Documentation.

Notwithstanding the foregoing, assignments shall not be permitted to Disqualified Lenders.

Expenses and Indemnification:	The Borrower will indemnify the Arranger, the Administrative Agent, the Syndication Agent, the Lenders, the Issuing

Bank, the Swingline Lender, their respective affiliates, successors and assigns (excluding the Sponsor) and the officers, directors, employees, agents, representatives, advisors, controlling persons and members of each of the foregoing (each, an “Indemnified Person”) and hold them harmless from and against all reasonable documented out-of-pocket costs, expenses (including reasonable fees, disbursements and other charges of counsel) named below and one counsel in each relevant jurisdiction for all Indemnified Persons, taken as a whole and liabilities of such Indemnified Person arising out of or relating to any claim or any litigation or other proceeding (regardless of whether such Indemnified Person is a party thereto and regardless of whether such matter is initiated by a third party or by the Borrower or any of their respective affiliates) that relates to the Transactions, including the financing contemplated hereby, the Acquisition or any transactions in connection therewith; provided that no Indemnified Person will be indemnified for any cost, expense or liability to the extent it has resulted from (i) the gross negligence, bad faith or willful misconduct of such person or any of its related parties (excluding the Sponsor) (as determined by a court of competent jurisdiction in a final nonappealable decision or a settlement tantamount thereto), (ii) a breach of the Facilities Documentation by such person (or any of its related parties) and (iii) disputes among Indemnified Persons (or any of their respective related parties). In addition, all reasonable, documented out-of-pocket expenses (including, without limitation, reasonable fees, disbursements and other charges of one counsel plus local counsel in each relevant jurisdiction and such additional counsel for each of the Lenders to the extent of any conflict of interests) of (x) the Arranger, the Administrative Agent, the Issuing Bank, the Swingline Lender and the Lenders for enforcement costs (including costs in the nature of a workout or other restructuring) and documentary taxes associated with the First Lien Credit Facilities and (y) the Administrative Agent and the Arranger in connection with the preparation, execution, delivery of, and any amendment, waiver or modification of, the First Lien Credit Facilities, in each case will be paid by the Borrower.

Governing Law and Forum:	New York.

Counsel to Administrative Agent and Arranger:	Cahill Gordon & Reindel LLP.

ANNEX B-I

Interest Rates:	The interest rates under the First Lien Credit Facilities will be as follows:

At the option of the Borrower, Adjusted LIBOR plus 2.25% or ABR plus 1.25%; provided that all Swingline Loans shall be interest based upon the ABR.

The Borrower may elect interest periods of 1, 2, 3 or 6 months (or, if agreed to by all relevant Lenders, 9 or 12 months or such other period as may be agreed) for Adjusted LIBOR borrowings. Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans determined by reference to the prime lending rate) and interest shall be payable (x) in the case of ABR borrowings, quarterly in arrears, and (y) in the case of Adjusted LIBOR borrowings, at the end of each interest period and, in any event, at least every three months.

ABR is the Alternate Base Rate, which is the higher of the Agent’s Prime Rate and the Federal Funds Effective Rate plus 1/2 of 1.0%.

Adjusted LIBOR is the London interbank offered rate for dollars, adjusted for statutory reserve requirements.

Commitment Fee:	0.50% per annum on the undrawn portion of the commitments in respect of the Revolving Facility, payable quarterly in arrears (other than to any defaulting Lender) after the Closing Date and upon termination of the commitments, calculated based on the number of days elapsed in a 360-day year.

Rate and Fee Reduction:	The Facilities Documentation will contain provisions under which, from and after the date of delivery of the Borrower’s financial statements covering a period of at least three full months after the Closing Date, interest rate margins in respect of the Revolving Facility and commitment fees will be subject to stepdowns to be agreed upon based upon the achievement of Total Leverage Ratios to be agreed.

B-I-1

Letter of Credit Fees:	A per annum fee equal to the spread over Adjusted LIBOR under the Revolving Facility will accrue on the aggregate face amount of outstanding Letters of Credit under the Revolving Facility, payable in arrears at the end of each quarter and upon the termination of the Revolving Facility, in each case for the actual number of days elapsed over a 360-day year. Such fees shall be distributed to the Lenders participating in the Revolving Facility pro rata in accordance with the amount of each such Lender’s Revolving Facility commitment. In addition, the Borrower shall pay to the Issuing Bank, for its own account, (a) a fronting fee equal to 0.125% per annum of the aggregate face amount of outstanding Letters of Credit, payable in arrears at the end of each quarter and upon the termination of the Revolving Facility, calculated based upon the actual number of days elapsed over a 360-day year, and (b) customary issuance and administration fees.

B-I-2

EXHIBIT C
Project Storm
$140.0 Million Second Lien Credit Facility
Summary of Principal Terms and Conditions
     Capitalized terms used in this Exhibit C but not defined herein shall have the meanings set forth in the commitment letter and the other Exhibits attached to the commitment letter to which this Exhibit C is attached (the “Commitment Letter”). The material terms of the Second Lien Credit Facility are set forth or described in this Exhibit C.

Borrower:	Cloud Merger Corporation, a newly formed domestic corporation (the “Borrower”), all the outstanding equity interests of which will be owned by Holdings.

Holdings:	The direct parent of the Borrower.

Agent:	Merrill Lynch Capital Corporation or another institution appointed by the Sponsor and Mr. Dickey will act as sole administrative agent and collateral agent (in such capacities, the “Administrative Agent”) and Merrill Lynch Capital Corporation will act as syndication agent (the “Syndication Agent”) for a syndicate of banks, financial institutions and other institutional lenders (other than the Disqualified Lenders) reasonably acceptable to the Borrower (together with Merrill Lynch Capital Corporation, the “Lenders”), and will perform the duties customarily associated with such roles.

Lead Arranger:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Arranger”) will act as a lead arranger for the Second Lien Credit Facility (as defined below), and will perform the duties customarily associated with such role.

Book-Running Manager:	Merrill Lynch, Pierce, Fenner & Smith Incorporated will act as a book-running manager for the Second Lien Credit Facility, and will perform the duties customarily associated with such role.

Second Lien Credit Facility:	A second lien senior secured term loan facility in an aggregate principal amount of $140.0 million (the “Second Lien Credit Facility”).

Incremental Facilities:	The Second Lien Credit Facility will permit the Borrower to add one or more incremental term loan facilities under the definitive credit agreement for the Second Lien Credit

Facilities (each, an “Incremental Term Facility”) in an aggregate principal amount of up to $200.0 million (less the amount incurred under the equivalent basket under the First Lien Credit Facilities) plus the amount available at the time of incurrence under the Total Senior Secured Incurrence Test (as defined below) on terms and conditions consistent with Sponsor Precedent and, in any event, no less favorable than those set forth in the Existing Credit Agreement. In any event, there shall be no “most favored nation” provision in the Second Lien Credit Facility with respect to the pricing of the Incremental Facilities and the Incremental Term Facility shall not be limited to existing Lenders under the Second Lien Credit Facility.

The term “Total Senior Secured Incurrence Test” refers to the incurrence of Incremental Facilities under the Second Lien Credit Facility so long as, on a pro forma basis for such incurrence, the Borrower’s Total Senior Secured Leverage Ratio (to be defined in a manner consistent with Sponsor Precedent) does not exceed a ratio to be agreed.

Purpose:	The proceeds of the Second Lien Credit Facility will be used by the Borrower on the Closing Date, together with the proceeds of the Equity Contribution and the First Lien Term Facility, to pay (a) the purchase price of the Acquisition, (b) repay certain existing indebtedness of the Company, including all amounts outstanding under the Existing Credit Agreement, and (c) the Transaction Costs.

Availability:	The full amount of the Second Lien Credit Facility must be drawn in a single drawing on the Closing Date. Amounts borrowed under the Second Lien Credit Facility that are repaid or prepaid may not be reborrowed.

Interest Rates:	As set forth on Annex C-I hereto.

Default Rate:	Interest will accrue on any overdue principal at a rate of 2.0% per annum in excess of the rate (including with respect to the applicable interest rate margin) otherwise applicable to such loan and, with respect to any other overdue amount, at a rate of 2.0% per annum in excess of the ABR, and will be payable on demand.

Final Maturity and Amortization:	The Second Lien Credit Facility will mature on the date that is eight years after the Closing Date, and will not amortize.

Guarantees:	All obligations of the Borrower as borrower under the Second Lien Credit Facility will be unconditionally guaranteed (the “Guarantees”) by Holdings and each of the guarantors under the First Lien Credit Facilities.

Security:	The obligations of the Borrower as borrower under the Second Lien Credit Facility and the obligations of the Guarantors under the Guarantees will be secured by a perfected second priority security interest in the assets securing the First Lien Credit Facilities (collectively, the “Collateral”).

None of the Collateral shall be subject to any other liens, subject to customary and other exceptions consistent with Sponsor Precedent, liens permitted under the Merger Agreement, liens securing the First Lien Credit Facilities and permitted Hedging Agreements secured equally and ratably with the First Lien Credit Facilities and the disclosure schedules thereto that are to remain on the Closing Date or as otherwise agreed upon.

Mandatory Prepayments:	Substantially identical to the First Lien Credit Facilities, but subject to prior payment thereof to the extent required therein.

The Borrower’s obligation to prepay loans under the Second Lien Credit Facility shall be deemed to be satisfied on a dollar-for-dollar basis to the extent of amounts applied to repay loans under (i) the First Lien Term Facility or (ii) the Revolving Facility to the extent accompanied by a permanent reduction in commitments thereunder.

Notwithstanding the foregoing, each Lender under the Second Lien Credit Facility shall have the right to reject its pro rata share of any mandatory prepayments described above (the “Declined Amounts”), in which case the amounts so rejected may be retained by the Borrower.

Voluntary Prepayments and Reductions in Commitments:	Voluntary reductions of the unutilized portion of the commitments under the Second Lien Credit Facility and prepayments of borrowings thereunder will be permitted at any time.

Change of Control:	Upon a Change of Control (as defined in a manner consistent with Sponsor Precedent and, in any event, Mr. Dickey and affiliates controlled by Mr. Dickey will be permitted investors for the purposes of such definition), the Borrower will offer to purchase all outstanding loans under the Second Lien Credit Facility at a price equal to 100.0% of the principal amount thereof plus a premium of (i) during the two years following the Closing Date, 1.0% of the principal amount thereof and (ii) thereafter, 0% of the principal amount thereof, in each case, such price shall include any accrued but unpaid interest, and be subject to reimbursement of LIBOR breakage costs.

Prepayment Premium:	All optional prepayments and refinancings (in each case, in whole or in part) of the Second Lien Credit Facility will be accompanied by a premium of (i) during the first year following the Closing Date, 2.0% of the principal amount thereof, (ii) during the second year following the Closing Date, 1.0% of the principal amount thereof and (iii) thereafter, 0% of the principal amount thereof.

Representations and Warranties:	Identical to the First Lien Credit Facilities.

Conditions Precedent:	The borrowing under the Second Lien Credit Facility will be subject to the accuracy of the Specified Representations in all material respects and the conditions set forth in Exhibit D to the Commitment Letter.

Facilities Documentation:	The definitive financing documentation for the Second Lien Credit Facility (the “Facilities Documentation”) shall contain the terms and conditions set forth in the Commitment Letter and such other terms as the Borrower and the Arranger shall agree, provided that there shall not be any conditions to the Closing Date other than as set forth in Exhibit D to the Commitment Letter, subject to the second paragraph under Section 6 in the Commitment Letter and under the caption “Conditions Precedent” above. The representations and warranties, covenants and events of default contained in the Facilities Documentation shall, in each case, be applicable to the Borrower and its restricted subsidiaries and contain exceptions for materiality or otherwise and “baskets” consistent with Sponsor Precedent (as defined in the First Lien Term Sheet).

Affirmative Covenants:	Substantially identical to the First Lien Credit Facilities.

Negative Covenants:	Substantially identical to the First Lien Credit Facilities, with set-backs to be agreed.

Financial Covenants:	A maximum total leverage ratio with set-backs from the First Lien Credit Facilities to be agreed.

Events of Default:	Substantially identical to those in the First Lien Credit Facilities, except that neither of a non-payment covenant breach (prior to acceleration) under the First Lien Credit Facilities or any other indebtedness or a Change of Control will be an event of default under the Second Lien Credit Facility.

Unrestricted Subsidiaries:	Substantially identical to the First Lien Credit Facilities.

Voting:	The Borrower will have the right to replace or prepay any Lender who does not consent to any amendment or waiver requiring the consent of such Lender but approved by Lenders holding at least 50% of the aggregate amount of the loans and commitments under the Second Lien Credit Facility.

Cost and Yield Protection:	Substantially identical to the First Lien Credit Facilities.

Assignments and Participations:	The Lenders will be permitted to assign loans under the Second Lien Credit Facility with the consent of the Borrower (not to be unreasonably withheld or delayed) provided that no consent of the Borrower shall be required (i) if such assignment is made to another Lender or an affiliate or approved fund of a Lender or (ii) after the occurrence and during the continuance of an Event of Default relating to payment default or bankruptcy. All assignments will also require the consent of the Administrative Agent, not to be unreasonably withheld or delayed. Each assignment will be in an amount of an integral multiple of $1,000,000. Assignments will be by novation.

The Lenders will be permitted to sell participations in loans and commitments without restriction. Voting rights of participants shall be limited to matters in respect of (a) increases in commitments of such participant, (b) reductions of principal, interest or fees payable to such participant, (c) extensions of final maturity, or payment of interest or fees owing in respect of, the loans or commitments in which such participant participates, (d) releases of all or substantially all of the value of the Guarantees or all or substantially all of the Collateral.

Notwithstanding the foregoing, assignments shall not be permitted to Disqualified Lenders.

Expenses and Indemnification:	Substantially identical to the First Lien Credit Facilities.

Governing Law and Forum:	New York.

Counsel to Administrative Agent and Arranger:	Cahill Gordon & Reindel LLP.

ANNEX C-I

Interest Rates:	The interest rates under the Second Lien Credit Facility will be as follows:

At the option of the Borrower, Adjusted LIBOR plus 4.25% or ABR plus 3.25%.

The Borrower may elect interest periods of 1, 2, 3 or 6 months (or, if agreed to by all relevant Lenders, 9 or 12 months or such other period as may be agreed) for Adjusted LIBOR borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans determined by reference to the prime lending rate) and interest shall be payable (x) in the case of ABR borrowings, quarterly in arrears, and (y) in the case of Adjusted LIBOR borrowings, at the end of each interest period and, in any event, at least every three months.

ABR is the Alternate Base Rate, which is the higher of the Agent’s Prime Rate and the Federal Funds Effective Rate plus 1/2 of 1.0%.

Adjusted LIBOR is the London interbank offered rate for dollars, adjusted for statutory reserve requirements.

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EXHIBIT D
Project Storm
$880.0 Million First Lien Credit Facilities
$140.0 Million Second Lien Credit Facility
Summary of Additional Conditions Precedent
     Capitalized terms used in this Exhibit D but not defined herein shall have the meanings set forth in the commitment letter and the other Exhibits attached to the commitment letter to which this Exhibit D is attached (the “Commitment Letter”). In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit D shall be determined by reference to the context in which it is used.
     Except as otherwise set forth below, the initial borrowings under the Senior Secured Facilities shall be subject to the following additional conditions precedent:
     1. The Acquisition shall have been consummated, or shall be consummated substantially simultaneously with the initial borrowings under the Senior Secured Facilities, in accordance with the terms of the Merger Agreement, without giving effect to any amendments, modifications or waivers thereto that are materially adverse to the interests of the Lenders and not approved by the Arranger (such approval not to be unreasonably withheld or delayed).
     2. All amounts outstanding under the Existing Credit Facility shall have been repaid and all commitments thereunder shall have been terminated.
     3. The Arranger shall have received (i) audited consolidated balance sheets and related statements of income and cash flows of the Borrower for the three most recently completed fiscal years ended at least 90 days before the Closing Date (it being understood that the audited financial statements for the fiscal years 2004, 2005 and 2006 have already been delivered to the Arranger) and (ii) unaudited consolidated balance sheets and related statements of income and cash flows for each subsequent fiscal quarter ended at least 45 days before the Closing Date and comparable periods for the prior fiscal year, which financial statements described in clauses (i) and (ii) shall be prepared in accordance with U.S. GAAP (subject to year-end adjustments).
     4. Holdings shall have received the Equity Contribution (other than as to the rollover equity) in the form of cash (which may be made in common or preferred equity interests, with the terms of any such preferred equity interests to be on terms reasonably acceptable to the Arranger), and Holdings shall have contributed all proceeds therefrom to the Borrower as a common equity contribution.
     5. As to the First Lien Credit Facilities, the Borrower shall have entered into the Second Lien Credit Facility and borrowed $140.0 million thereunder. As to the Second Lien Credit Facility, the Borrower shall have entered into the First Lien Credit Facilities

D-1

and borrowed $780.0 million thereunder and providing for commitments under the Revolving Facility of at least $75.0 million.
     6. The Arranger shall have received a pro forma consolidated balance sheet and related pro forma consolidated statements of income and cash flows of the Borrower as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal-quarter period ended at least 45 days before the Closing Date, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements).
     7. The Arranger shall have received all documentation and other information required by regulatory authorities requested by the Arranger a reasonable time prior to the Closing Date under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.
     8. Definitive documentation for the Senior Secured Facilities reflecting and consistent with the terms and conditions set forth herein and in the Term Sheet, or otherwise reasonably satisfactory to the Borrower and the Arranger, shall have been executed and delivered, and the Administrative Agent shall have received such customary legal opinions (including opinions (i) from counsel to the Borrower and its subsidiaries and (ii) from such special and local counsel as may be required by the Administrative Agent and consented to by the Borrower (such consent not to be unreasonably withheld)), documents, certificates (including a certificate from the chief financial officer of the Borrower with respect to solvency (on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby) of the Borrower and its subsidiaries (all such opinions, documents and certificates mutually agreed to be in form and substance customary for precedent transactions of the Sponsor)), evidence of insurance and other instruments as are customary for transactions of this type and the substantially concurrent payment of fees and expenses.

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